Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-E
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports First-Quarter 2012 Financial Results

CHICAGO, April 26, 2012 – CME Group Inc. (NASDAQ: CME) today reported first-quarter 2012 revenues of $775 million and operating income of $451 million. First-quarter net income attributable to CME Group was $267 million and diluted earnings per share were $4.02.

“During the first quarter, global trading volumes were impacted by low levels of volatility, particularly in financial instruments,” said CME Group Executive Chairman Terry Duffy. “The uncertainty about market direction has led to a greater focus on the release of economic data that measures the overall health of the economy. While concerns remain, there are some positive signs that an improving economy would bode well for our product set as the trading community responds to better news.”

“We have accomplished a great deal during the first 90 days of the year as we build our business by investing in our product, technology and clearing offerings,” said CME Chief Executive Officer Craig Donohue. “Our over-the-counter clearing momentum has continued, as customers have utilized our multi-asset class platform well ahead of the regulatory mandate. To date, more than 1,800 buy side accounts have cleared more than $515 billion in total notional value in interest rate swaps and credit default swaps, with $283 billion cleared during the first quarter.”

“We continue to successfully execute in a number of key areas, which includes deepening and strengthening our partnerships, enhancing our capital return policy and maintaining strong expense discipline,” said CME President Phupinder Gill. “Areas of focus have included launching our co-location facility, increasing our stake in the Dubai Mercantile Exchange and announcing several innovative new products. The strengths that are embedded in this company provide a foundation that allows us to continue to lead the industry with the breadth of our product innovation and our global relationships.”

First-quarter 2012 average daily volume was 12.3 million contracts, up 5 percent from fourth-quarter 2011, but down 11 percent compared with 13.8 million contracts during the first quarter of 2011. Average daily volume in first-quarter 2011 was exceptionally strong driven by the impact of significant unrest in the Middle East and a natural disaster in Japan.

Clearing and transaction fee revenues of $621 million were up 4 percent from fourth-quarter 2011, but down 10 percent from the strong first quarter in 2011. First-quarter market data and information services revenue was $114 million, up 8 percent from fourth-quarter 2011 and up 7 percent compared with the same quarter last year. First-quarter total average rate per contract was 81.1 cents, in line with fourth-quarter 2011, and up slightly from first-quarter 2011.

First-quarter 2012 operating expense was $323 million, up 5 percent from first-quarter 2011, and down 7 percent sequentially. During the first quarter the effective tax rate was 38.6 percent, which included a one-time adjustment. The company expects the effective tax rate to be 41 percent for the remaining quarters of the year, representing the lower end of the original guidance range. As of March 31, the company had $1.1 billion of cash and marketable securities and $2.1 billion of long-term debt.

CME Group will hold a conference call to discuss first-quarter 2012 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform and its trading facilities in New York and Chicago. CME Group also operates CME Clearing, one of the world’s leading central counterparty clearing providers, which offers clearing and settlement services for exchange-traded contracts, as well as for over-the-counter derivatives transactions through CME ClearPort®. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk in both listed and over-the-counter derivatives markets.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. Among the factors that might affect our performance are: increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the over-the-counter market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations; changes in government policy, including policies relating to common or directed clearing and changes as a result of legislation stemming from the implementation of the Dodd-Frank Act; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading, the state of the overall economy or declines in subscriptions; changes in our average rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying fixed income, equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers stemming from the financial crisis that began in 2008 and any other future crises; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our acquisition, investment and alliance strategy; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or the repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings and the seasonality of the futures business. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CME Group Web site. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$1,061.7	$1,042.3
Marketable securities	45.4	47.6
Accounts receivable, net of allowance	360.0	289.4
Other current assets (includes $0.0 and $40.0 in restricted cash)	149.7	232.6
Cash performance bonds and guaranty fund contributions	7,737.8	9,333.9

Total current assets	9,354.6	10,945.8
Property, net of accumulated depreciation and amortization	816.5	821.9
Intangible assets—trading products	17,040.5	17,040.5
Intangible assets—other, net of accumulated amortization	3,280.3	3,312.8
Goodwill	7,984.7	7,984.0
Other assets (includes $60.5 and $20.5 in restricted cash)	812.5	653.7

Total Assets	$39,289.1	$40,758.7

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29.0	$31.1
Other current liabilities	343.1	250.2
Cash performance bonds and guaranty fund contributions	7,737.8	9,333.9

Total current liabilities	8,109.9	9,615.2
Long-term debt	2,107.2	2,106.8
Deferred income tax liabilities, net	7,256.5	7,226.8
Other liabilities	196.4	187.6

Total Liabilities	17,670.0	19,136.4
Redeemable non-controlling interest	70.0	70.3
Shareholders’ equity	21,549.1	21,552.0

Total Liabilities and Shareholders’ Equity	$39,289.1	$40,758.7

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended
	March 31,
	2012	2011
Revenues
Clearing and transaction fees	$621.1	$691.3
Market data and information services	114.2	107.0
Access and communication fees	19.7	11.5
Other	19.6	21.8

Total Revenues	774.6	831.6

Expenses
Compensation and benefits	135.1	122.3
Communications	10.3	9.9
Technology support services	12.8	12.0
Professional fees and outside services	32.2	30.7
Amortization of purchased intangibles	32.8	33.2
Depreciation and amortization	34.9	31.0
Occupancy and building operations	20.3	19.4
Licensing and other fee agreements	20.7	23.5
Other	24.3	25.5

Total Expenses	323.4	307.5

Operating Income	451.2	524.1
Non-Operating Income (Expense)
Investment income	12.1	18.8
Gains (losses) on derivative investments	—	(0.1)
Interest and other borrowing costs	(29.1)	(30.1)
Equity in net losses of unconsolidated subsidiaries	(0.8)	(1.1)

Total Non-Operating	(17.8)	(12.5)

Income Before Income Taxes	433.4	511.6

Income tax provision	167.1	54.5

Net Income	266.3	457.1
Less: Net income (loss) attributable to redeemable non-controlling interest	(0.3)	0.5

Net Income Attributable to CME Group	$266.6	$456.6

Earnings per Common Share Attributable to CME Group:
Basic	$4.03	$6.83
Diluted	4.02	6.81

Weighted Average Number of Common Shares:
Basic	66,163	66,857
Diluted	66,370	67,062

Notes:

Q1 2011 results include a tax adjustment reflecting a $164 million benefit within income tax provision associated with a change in our expected effective tax rate and its impact on our deferred tax expense and the release of reserves related to a foreign investment.

CME Group Inc.

Quarterly Operating Statistics

	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Trading Days	62	63	64	63	62

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Product Line
Interest rates	6,424	6,449	6,518	4,729	5,613
Equities	2,906	2,842	4,040	3,147	2,390
Foreign exchange	961	918	988	820	846
Energy	1,973	1,757	1,670	1,704	1,952
Agricultural commodities	1,154	1,159	1,032	1,004	1,122
Metals	376	403	454	315	385

Total	13,794	13,528	14,702	11,719	12,308

Venue
Electronic	11,605	11,454	12,463	9,864	10,177
Open outcry	1,467	1,393	1,557	1,173	1,348
Privately negotiated	224	242	257	204	229

Exchange-traded Total	13,296	13,090	14,276	11,240	11,754
CME ClearPort	498	438	426	479	554

Total	13,794	13,528	14,702	11,719	12,308

Average Rate Per Contract (RPC)

CME Group RPC

	1Q 2011	2Q 2011	3Q 2011	4Q 2011	1Q 2012
Product Line
Interest rates	$0.481	$0.486	$0.479	$0.480	$0.475
Equities	0.705	0.709	0.703	0.705	0.692
Foreign exchange	0.823	0.868	0.801	0.828	0.841
Energy	1.573	1.595	1.580	1.507	1.517
Agricultural commodities	1.271	1.303	1.264	1.230	1.216
Metals	1.732	1.636	1.649	1.706	1.647

Average RPC	$0.808	$0.807	$0.779	$0.811	$0.811

Venue
Exchange-traded	$0.740	$0.745	$0.724	$0.748	$0.737
CME ClearPort	2.630	2.665	2.621	2.290	2.388